Exhibit (a)(1)(C)

NOTICE OF WITHDRAWAL OF TENDER
REGARDING
SHARES
OF
STEELE CREEK CAPITAL CORPORATION

Tendered Pursuant to the Offer to Purchase Dated February 28, 2025

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT, AND THIS NOTICE OF WITHDRAWAL
OF TENDER MUST BE RECEIVED BY 5:00 P.M., EASTERN TIME, ON MARCH 31, 2025, UNLESS THE
OFFER IS EXTENDED.

Complete this Notice of Withdrawal of Tender and return or deliver it to:

U.S. Bank Global Fund Services, Attn: TA Alts Team
PO Box 701, Milwaukee WI 53201-0701;
or email it totenders@usbank.com.

Steele Creek Capital Corporation

Ladies and Gentlemen:

The undersigned wishes to withdraw the previously submitted notice of the undersigned’s intent to tender its Shares of Steele Creek Capital Corporation (the “Fund”) for purchase by the Fund that previously was submitted by the undersigned in a Notice of Intent to Tender dated            . IF THIS WITHDRAWAL NOTICE IS TIMELY RECEIVED IN ACCORDANCE WITH ITS ACCOMPANYING INSTRUCTIONS, THE IDENTIFIED SHARES PREVIOUSLY SUBMITTED FOR TENDER WILL NOT BE PURCHASED BY THE FUND.

Steele Creek Account No: ___________________________________________________________________

Such tender is with respect to (specify one):

☐	All of the undersigned’s Shares
☐	The following number of Shares: .
☐	A portion of the undersigned’s Shares expressed as the following percentage of current shareholdings: %.

The undersigned recognizes that upon the submission on a timely basis of this Notice of Withdrawal of Tender, properly executed, the Shares previously tendered will not be purchased by the Fund upon expiration of the tender offer described above.

SIGNATURE(S). If joint ownership, all parties must sign. If fiduciary, partnership or corporation, indicate title of signatory under signature lines.

Print Signatory Name and Title (if any)	Signature	Date

Print Signatory Name and Title (if more than one)	Signature	Date

Print Signatory Name and Title (if more than one)	Signature	Date